Exhibit (p)(3)

Dividend Assets Capital, LLC

Code of Ethics

Revised April 2014

Table of Contents

Code of Ethics	4
Section 1: Scope	5
Persons Covered by the Code	5
Securities Covered by the Code	5
Accounts Covered by the Code	5
Section 2: Statement of General Principles	7
Code of Conduct	7
Conflicts of Interest	7
Compliance with Legal and Regulatory Requirements	7
Confidentiality	7
Gifts and Entertainment	8
Reporting Requirements	8
Outside Business Activities	8
Section 3: Personal Securities Transactions	10
Procedures for Reporting Personal Securities Transactions	10
Procedures for Reporting Personal Securities Holdings	10
Compliance Procedures	10
Prohibition on DAC Universe Stocks	11
Restrictions on Personal Investing Activities	11
Pre-clearance of all transactions in Reportable Securities	11
IPOs and Private Placements Policy and Pre–Clearance	12
Short-Term Trading Policy	12
Section 4: Insider Trading	13
Material Nonpublic Information	13
Disclosure of Material Nonpublic Information	13
Contacts with Public Companies	13
Tender Offers	14
Restricted/Watch Lists	14
Blackout Period	14
Violations	14
Employee Procedures	14
Section 5: Experts and Consultants Policy	16
Policy	16
Policies and Screening Process	17
Approval of Consultants	18
Notification to the CCO	18
Section 6: Social Media and Networking Policy	19
Policy	19
Procedures	21
Section 7: Political Contributions Policy and Reporting	22
Background	22
Policy	22
Procedures for Reporting Political Activity by Covered Persons	23
Compliance Procedures	25

            2    Dividend Assets Capital, LLC – Code of Ethics

Definitions	25
Section 8: Code of Ethics Acknowledgements	27
Compliance	27
Section 9: Form ADV Disclosure of Code	28
Section 10: Whistleblower and Anti-Retaliation	29
Reports of Violations	29
Investigations of Suspected Violations	29
Anti-Retaliation	29
Exhibit A: Expert Network / Consultant Attestation	30
Exhibit B: Definitions	31

            3    Dividend Assets Capital, LLC – Code of Ethics

Code of Ethics

The Investment Advisers Act of 1940 (Advisers Act) requires all Securities and Exchange Commission (SEC) registered investment advisers to adopt Codes of Ethics. The Code of Ethics sets forth standards of business conduct and requires compliance with federal securities laws. In addition, the Code of Ethics is required to address personal securities trading and require reporting of personal holdings and securities transactions of certain employees.

DAC’s Chief Compliance Officer (CCO) is responsible for compliance with all regulatory jurisdictions’ rules and regulations (which includes the administration of this Code), the Firm’s internal policies and procedures, and the overall supervision of Covered Persons.

Introduction

This Code has been adopted to ensure that high ethical standards are maintained by DAC and its Covered Persons and preclude circumstances which may lead to or give the appearance of conflicts of interest, Insider Trading or unethical business conduct. The rules prohibit certain activities and personal financial interests and require disclosure of personal investments and the related business activities of all Covered Persons. Adherence to this Code of Ethics, both in letter and in spirit, is fundamental and an absolute condition of employment. This Code of Ethics should be read in conjunction with the current Compliance Manual. Any terms that are not predefined here have the meaning ascribed to them in DAC’s current version of the Compliance Manual, as amended from time to time. This Code of Ethics cannot address every circumstance that may give rise to a conflict of interest, a potential conflict of interest or even as appearance of a conflict of interest. Therefore, every Covered Person is expected to conduct himself or herself with good judgment by bringing concerns to the attention of DAC’s CCO (or his designee) as well as being alert to any actual or potential conflicts of interest with clients. Failure to exercise good judgment as well as express violations of this Code of Ethics may result in the imposition of sanctions on Covered Persons, including suspension or dismissal.

Upon discovering that a Covered Person has not complied with any requirements of, or has otherwise breached, this Code of Ethics, DAC may impose such sanctions as deemed appropriate, including among other things, disgorgement of profits, censure, suspension or termination of employment. All material violations of this Code of Ethics shall be periodically reported to senior management of DAC.

Anthony J. Ghoston

Chief Operating Officer and Chief Compliance Officer

58 Riverwalk Boulevard

Building 2, Suite A

Ridgeland, SC 29936

Phone: 843.645.9700

            4    Dividend Assets Capital, LLC – Code of Ethics

Section 1: Scope

Persons Covered by the Code

The Code applies to Covered Persons, as defined below.

Supervised Persons are defined in Section 202(a)(25) of the Advisers Act as:

1.	Directors, officers and partners (or other persons occupying a similar status or performing similar functions);

2.	Employees; and

3.	Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.

Supervised Persons include a subset, Access Persons, who are subject to personal securities reporting requirements. Access Persons are defined as any of the Firm’s Supervised Persons:

1.	Who have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Mutual Fund the Firm or its control affiliates manage; or

2.	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Securities Covered by the Code

A Reportable Security includes any instrument that is considered a Security under the Advisers Act with the exception of the following:

1.	Direct obligations of the U.S. government (e.g., treasury securities);

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short–term debt obligations, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares of open–end mutual funds that are not advised or sub–advised by the Firm or its affiliates; and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Firm or its affiliates.

6.	Shares of any security purchased or sold within a 529 Plan.

Accounts Covered by the Code

The Code applies to Accounts over which the Covered Person has direct or indirect beneficial interest or control. DAC’s Code requires a Covered Person to submit reports on all Covered securities in all Covered accounts.

Covered Persons have an interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

            5    Dividend Assets Capital, LLC – Code of Ethics

The following are examples of indirect interests in securities:

•	Securities held by members of Covered Persons’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

•	Covered Persons’ interests as a general partner in securities held by a general or limited partnership; and

•	Covered Persons’ interests as a manager/member in the securities held by a limited liability company.

The following circumstances constitute beneficial interest by Covered Persons of securities held by a trust:

•	Ownership of securities as a trustee where either the employee or members of the employees’ immediate family have a vested interest in the principal or income of the trust;

•	Ownership of a vested beneficial interest in a trust; and

•	An employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

The Firm’s Code does not require a Covered Person to submit:

1.	A Quarterly Transaction Report Part 2 if the report duplicates information contained in confirmations or account statements received by the CCO as long as such information is received no later than thirty days after the end of the calendar quarter;

2.	Reports of transactions effected pursuant to an automatic investment plan (i.e. investment plans in which purchases or sales that are non-volitional on the part of the Access Person); and

3.	Any report if the Firm has only one Covered Person as long as the transactions and holdings required under Rule 204A–1 are maintained by the Firm.

            6    Dividend Assets Capital, LLC – Code of Ethics

Section 2: Statement of General Principles

DAC is dedicated to providing effective and proper professional investment management services to its clients and depends upon a high level of public and client confidence for its success. That confidence can be maintained only if the Firm’s Covered Persons observe the highest standards of ethical behavior in the performance of their duties.

Covered Persons must:

1.	Place interests of clients first. Covered Persons must scrupulously avoid serving their own interests ahead of those of clients when making any decision relating to personal investments;

2.	Not take inappropriate advantage of their positions;

3.	Keep information concerning clients investments confidential; and

4.	Always provide professional investment management advice based upon unbiased independent judgment.

These principles govern all conduct by Covered Persons whether or not such conduct is covered by specific procedures.

Code of Conduct

Rule 204A–1 of the Advisers Act requires the Firm’s Code of Ethics to set forth a standard of business conduct required of all Covered Persons. DAC’s Code of Conduct is designed to reflect the Firm’s commitment to ethical conduct as set forth in our

Statement of General Principles in this Section 2.

Conflicts of Interest

DAC’s general policy is to avoid direct and indirect conflicts of interest wherever possible and, when they arise, we attempt to make full disclosure to all appropriate parties. Conflicts of interests include, but not limited to:

•	Receiving benefits related to conducting

Compliance with Legal and Regulatory Requirements

Covered Persons must comply with applicable federal securities laws and other federal laws.

Confidentiality

DAC requires Covered Persons to keep all information about clients, both individuals and institutions, in strict confidence, including the client’s identity (unless the client consents), the client’s investment objectives and policies, the client’s securities holdings, and investment strategies implemented on behalf of the client.

DAC prohibits Covered Persons from disclosing nonpublic information concerning clients or securities transactions to Covered Persons within the Firm or with affiliates of the Firm, except as necessary to carry out their responsibilities or for other legitimate business purposes.

            7    Dividend Assets Capital, LLC – Code of Ethics

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. DAC has adopted the policies set forth below to guide Access Persons in this area.

DAC’s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

•	Access persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must take in business transactions involving DAC, or that others might reasonably believe would influence those decisions;

•	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•	Each Access Person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of DAC, including gifts and gratuities with value in excess of $200 per year, must report each item to the CCO on a quarterly basis through Financial Tracking.

•	Paying for business entertainment, including dining, golf or other business social activities with clients or prospects is prohibited unless reported through Financial Tracking for review by the and CCO, or his designee. Also, you must be accompanied by the person or representative of the entity that does business with the firm, and the entertainment expense with the clients should be kept to a reasonable amount.

•	This gift reporting requirement is for the purpose of helping DAC monitor the activities of its employees. However, the reporting of a gift does not relieve any Access Person from the obligation and policies set forth in this section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

Solicited Gifts

DAC prohibits Covered Persons from using their position with the Firm to obtain anything of value from a client, prospective client, or any other person or entity with which the Firm conducts business.

Outside Business Activities

In addition to pre-clearance and reporting requirements applicable to all Covered Persons as set forth herein and in the Manual, all Covered Persons will need to seek approval of the CCO prior to engaging in any activities outside the scope of his or her employment with DAC that are either investment related or involve some form of

            8    Dividend Assets Capital, LLC – Code of Ethics

financial benefit. A pre-approval request can be submitted via Financial Tracking. Financial Tracking will request the following information: (i) the nature of the outside business activity; (ii) the name of the organization; (iii) any compensation; and (iv) the time demands of the activity. Authorization will be based on determination that the activity does not present conflict with DAC’s business activities.

All Covered Persons will also be required to quarterly update the CCO regarding his or her outside business activities and any relationships with “insiders” of publicly traded companies.

Covered Persons’ personal activities must be undertaken with the utmost integrity. This principle extends to how Covered Persons conducts personal financial and tax affairs, and requires conduct is in a manner that does not adversely impact the business, image or reputation of the Firm or otherwise reflect adversely upon the Firm’s business, image or reputation.

If the outside activities could pose a real or perceived conflict of interest with our clients, or interfere with the Covered Person’s responsibilities to DAC, the CCO may prohibit such activity. In addition, Covered Persons may not accept a position as executor of an estate, trustee, or power of attorney without the prior approval of the CCO unless such position is for a family member.

If any employee is currently engaged in any other business either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise, it must also be disclosed on the individual’s Form U-4 via the IARD system.

Covered Persons should also note that pre-approval will not be required for outside activities not investment related or do not involve a form of financial benefit (i.e. related to charities, non-profit organizations/clubs or civic associations. However, Covered Persons will still need to disclose and update such activities via Financial Tracking on a quarterly basis.

            9    Dividend Assets Capital, LLC – Code of Ethics

Section 3: Personal Securities Transactions

Procedures for Reporting Personal Securities Transactions

DAC currently utilizes Financial Tracking, LLC to automate the pre-clearance and retention of personal account trading records for all Access Persons. All Access Persons with personal accounts must be onboarded onto Financial Tracking for electronic feeds to be set up.

Employees should not abuse company time monitoring and tracking personal investment securities accounts.

Procedures for Reporting Personal Securities Holdings

Initial

The report must be made within 10 calendar days of becoming a Covered Person. The information must be current as of a date no more than 45 days prior to the date the person becomes a Covered Person.

Annual

The report must be made within 45 calendar days of calendar year end - by February 14th of each year.

Content

Through Financial Tracking, on an initial and annual basis, the system will walk you through the following required reporting: (i) name on account, (ii) relation to employee, (iii) broker dealer where account is held, (iv) type of account, and (v) account number.

Reporting

All Covered Persons are required to ensure all personal accounts (including DAC managed accounts in an employee’s name) are reported on an initial and annual basis using Financial Tracking. The CCO, or his delegate, will review each employee’s personal holdings report to ensure all investment accounts where an employee has trading discretion are onboarded into Financial Tracking via electronic feed. This will ensure the pre-clearance process will compare against real time data when approving or denying a personal transaction request.

Compliance Procedures

Quarterly

The CCO is responsible for reviewing and monitoring personal securities transactions of Covered Persons of the Firm:

1.	Comparing the list of Covered Persons against the information received by Financial Tracking to assure reporting compliance.

2.	Utilizing Financial Tracking to review all personal securities transactions of Covered Persons at least quarterly for trading abuses and will compare to other internal reports as necessary to assure that trading is in compliance with our Code of Ethics requirements.

            10    Dividend Assets Capital, LLC – Code of Ethics

Annually

1.	Comparing the list of all Covered Persons Annual Securities Holdings Reports collected against Financial Tracking to ensure all information is being captured in the system.

2.	Conducting various tests of Financial Tracking to ensure operating properly.

Prohibition on DAC Universe Stocks

No Access Person is allowed to buy DAC universe stock in their outside self-directed trading account. DAC universe stocks are only permitted purchases through a DAC managed account, subject to pre-clearance requirements outlined below.

Restrictions on Personal Investing Activities

It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her personal account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions herein.

•	No Access Person may directly or indirectly purchase or sell (long or short) for any personal account any shares of a security that the Access Person knows will be, or currently is being, recommended for purchase or sale or is being purchased or sold in the mutual fund or an advisory client account. The CCO, or his designee, will be responsible for monitoring and eliminating in advance any possible “front-running” be reviewing each Access Person’s personal account trades with the timing of advisory client transactions.

•	No Access Person may knowingly purchase or sell for any personal account any security, directly or indirectly, in such a way as to adversely affect an advisory client’s transactions.

•	No Access Person may directly or indirectly purchase or sell (long or short) for any personal account any shares of a security that is on the Firm’s “Restricted List.” A security generally is admitted to the Restricted List when purchased or sold in any advisory client account, and restricted to be traded in an Access Person’s personal account. The Restricted List may also include securities which some form of research activity has commenced.

•	No Access Person may use his or her knowledge of advisory client transactions to cause any personal account to profit from the market effect of such transactions (or give such information to a third person who may so profit, except to the extent necessary to effectuate such advisory client transactions).

Pre-clearance of all transactions in Reportable Securities

An Access Person must submit a pre-clearance request through Financial Tracking before engaging in ANY transaction in a Reportable Security in any of his or her personal accounts. Please note any reference to “personal account” includes any DAC managed accounts in the name of the employee. Additionally, any transactions in the mutual fund will need to be pre-cleared.

            11    Dividend Assets Capital, LLC – Code of Ethics

A request for pre-clearance may be made electronically via the Financial Tracking system using your designated login credentials. Financial Tracking has been implemented to automate the pre-clearance process by comparing against the DAC universe of stocks and providing an approval or denial. A security may also be restricted if some form of research activity has commenced, or if the Firm or any of its employees have received any material non-public information.

Any approved transactions must be completed on the same trading day the approval is received; and

If a transaction is denied and subsequently entered into the Access Person’s personal account, Financial Tracking will notify the CCO of such violation. Post-approval is not permitted. Additionally, if a transaction is entered into an Access Person’s personal account prior to submitting a pre-clearance request through Financial Tracking, the system will notify the CCO of such violation.

In the event of a system failure, Access Persons may submit a pre-clearance by email to compliance@dacapitalsc.com. The CCO, or his delegate, monitors all transactions by all Access Persons in order to ascertain any pattern of conduct, which may evidence conflicts or potential conflicts with the principles and objectives of the Code, including a pattern of front running.

Advance trade clearance in no way waives or absolves any Access Person of the obligation to abide by the provision, principles and objectives of this Code.

An Access Person’s DAC managed account must be pre cleared by the same process outlined herein, and then traded in a bunch or block trade with other DAC client accounts trading in the same security.

IPOs and Private Placements Policy and Pre–Clearance

All Covered Persons are required to pre–clear transactions in Initial Public Offerings (IPOs) and Private Placements (Limited Offerings) through Financial Tracking. Pre–clearance will be valid for only the current offering.

With respect to the request to purchase a Limited Offering, the Covered Person is required to provide the offering documents to the CCO.

Short-Term Trading Policy

No Access Person shall profit from the purchase and sale, or sale and purchase, of the same securities of which such person has beneficial ownership within 60 calendar days. Access persons must hold a security for at least sixty (60) calendar days.

            12    Dividend Assets Capital, LLC – Code of Ethics

Section 4: Insider Trading

DAC’s Insider Trading Policy is that no Covered Person may engage in what is commonly known as Insider Trading.

Specifically, the Firm prohibits:

1.	Trading, either in a Covered Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or

2.	Communicating material nonpublic information to others in violation of the law.

Material Nonpublic Information

“Material” information is any information about a company, or the market for its securities, that, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by the reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be “material” include, but are not limited to, matters such as (a) dividend increases or decreases, (b) earnings estimates, (c) changes in previously released earnings estimates, (d) significant new products or discoveries, (e) developments regarding major litigation by or against the company, (f) liquidity or solvency problems, (g) significant merger or acquisition proposals, or (h) similar major events which would be viewed as having materially altered the information available to the public regarding the Firm or the market for any of its securities. The foregoing is not intended to be an exhaustive list.

“Nonpublic” information is information that has not been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances, which indicate that it is not yet in general circulation.

Disclosure of Material Nonpublic Information

No person associated with DAC shall disclose material nonpublic information about a company or about the market for such that company’s securities: (a) to any person except to the extent necessary to carry out the legitimate business obligations of the investment adviser, or (b) in circumstances in which the information is likely to be used for unlawful trading.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research, investment and client service efforts. DAC may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of the Firm or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. Covered Persons must contact the CCO or delegate thereof immediately if you believe that you may have received material, nonpublic information.

            13    Dividend Assets Capital, LLC – Code of Ethics

Tender Offers

Tender offers represent a particular concern in the law of Insider Trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of Insider Trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offer, the target company or anyone acting on behalf of either. Covered Persons should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted/Watch Lists

DAC may place certain securities on a “restricted list.” Covered Persons are prohibited from personally, purchasing or selling securities during the period indicated as the “Blackout Period.” In some cases, a security can be restricted longer than what has been indicated in our Blackout Period.

Securities issued by companies about which a number of covered persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CEO or designee shall take steps to immediately inform Covered Persons of the securities listed on the restricted list.

The CEO and CCO may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material nonpublic information should generally be placed on the watch list. The list will be disclosed only a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Blackout Period

No Access Person shall purchase or sell any security in which he or she has direct or indirect benefit interest within ten (10) business days of security being purchased or sold.

Violations

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the nonpublic information, civil penalties, exposure to additional liability in private actions, and incarceration.

Any improper trading or other misuse of material nonpublic information by any Covered Person will constitute grounds for immediate dismissal.

Employee Procedures

Employees must:

1.	Consult the CCO when a question(s) arises regarding Insider Trading or when the employee suspects a potential Insider Trading violation;

2.	Advise the CCO of all outside activities, directorships or material ownership in a public company (over 5%);

            14    Dividend Assets Capital, LLC – Code of Ethics

3.	Maintain awareness, reports and monitor clients who are shareholders, directors, or senior officers of public companies;

4.	Ensure that no trading of securities for which they have inside information occurs in their Covered Accounts; and

5.	Not disclose any insider information obtained from any source to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination.

            15    Dividend Assets Capital, LLC – Code of Ethics

Section 5: Experts and Consultants Policy

Policy

This section addresses certain procedures the Firm should follow when conducting research concerning publicly traded securities listed on exchanges (“listed securities”). These procedures outlined herein are to mitigate the risk of receiving material non-public information.

DAC and its employees may communicate with investor relations personnel, CEOs, CFOs or other executive officers or directors of public companies. Employees may come into contact with these persons directly or during events organized by brokers, bankers or others. The Firm may also communicate with store, district or regional managers of public companies, visit facilities and speak with employees, sales persons or other representatives of a company, and speak with individuals outside the company, such as customers, vendors or suppliers, former executives and employees or employees of a competitor in order to piece together a mosaic of information that will inform its investment thesis. The Firm may make investment decisions on the basis of conclusions formed through such contacts and the analysis of publicly available information. Difficult legal issues can arise, however, when, in the course of these contacts, an employee becomes aware of material, nonpublic information.

If there is a significant or increased risk that material, nonpublic information could be discussed during a call or meeting with public company personnel (e.g., in the days leading up to a scheduled earnings release) or other industry contacts (paid or unpaid), then the CCO, or a person designated by him, may choose to participate in the call or meeting for the purpose of ensuring that the Firm does not receive material nonpublic information. If there is a pre-existing personal or professional relationship between the participating employee and a public company contact or industry contact, this should be reported to the CCO via the “Insider Disclosure” portion of the Outside Business Activities Disclosure reporting via Financial Tracking and added vigilance might be called for (e.g., if the public company contact is a close relative of the employee) and, as a result, added to the Restricted List for the Firm on behalf of the advisory clients and employee personal accounts.

When contacting employees of public companies or other industry consultants for the purpose of conducting research concerning any listed security or public company, Firm investment professionals should, at the outset of any such communication, identify themselves as employees of a registered investment adviser who may trade in public securities markets and thus may be trading in listed securities. The purpose of this identification is to ensure that the employee or consultant may speak with DAC and is not violating any duty owed to his or her employer or any other source in doing so. When speaking with public company personnel or industry contact, Firm investment professionals should also take care to confirm, prior to the conversation, that disclosure of the information sought would not likely violate a confidentiality agreement or any other confidentiality obligation of the contact, regardless of whether the employee believes that such information is either immaterial or has been disclosed publicly. Employees should seek direction from the CCO (or third-party consultants or outside counsel, as deemed necessary) if they have any questions before making such a determination.

            16    Dividend Assets Capital, LLC – Code of Ethics

In some instances, companies may seek to share material nonpublic information with the Firm by asking the Firm to enter into a confidentiality agreement. No employee may sign such an agreement without the prior approval of the CCO.

What are Expert Networks and Industry Consultants?

Expert networks are a group of professionals who are paid by outsiders for their specialized information and research services. Experts typically provide information, advice, analysis, market expertise, or industry expertise for use in formulating investment views and in making investment decisions. These networks can be very large, encompassing tens of thousands of individuals with high-level knowledge of a variety of subjects. They are commonly paid on the consulting services provided and may work under the umbrella of a large company that assembles the expert-professionals, markets their services and contracts their work.

The Firm may enter into agreements with expert networks or directly with consultants not affiliated with an expert network in the ordinary course. The Firm does not wish to receive material, non-public information concerning listed securities in the course of any discussions with such industry experts. To prevent the inadvertent receipt of material, non-public information concerning listed securities, Firm investment professionals considering trading in listed securities will follow the procedures below prior to and following any communications with consultants:

Policies and Screening Process

When choosing to engage expert networks or consultants not affiliated with expert network firms for research, the Firm may become vulnerable to Insider Trading and related types of investigation and litigation. In order to ensure compliance with Insider Trading laws and avoid even the appearance of the possibility of any implied impropriety, DAC will institute a documented review and approval process which all employees must strictly adhere to.

The review and documentation process will include:

•	A search into affiliations with companies DAC is currently or will consider investing in.

•	An investigation into whether there existed a potential to be exposed to material non-public information.

•	A request for the expert network firm’s Insider Trading policies and procedures (if applicable).

The CCO shall review each expert and the expert’s background prior to an employee engaging in discussion with such expert, for more details please refer to “Approval of Consultants” below.

All employees are required to disclose certain information describing Waterfront DAC and its activities at the beginning of each discussion with an expert or consultant by providing the Expert Network / Consultant Attestation in Exhibit A to be signed by such expert or consultant. All discussions with experts are required to be documented in a formal manner as to the purpose, scope and information received of the call or meeting and maintained by the CCO.

            17    Dividend Assets Capital, LLC – Code of Ethics

To ensure employees are adhering to policies herein, the CCO is responsible for monitoring all trades for any possible Insider Trading. The CCO may also participate in any call or meeting with an expert or consultant, at his discretion.

Approval of Consultants

Each consultant or expert network engagement must be pre-approved by the CCO. On considering the approval of consultant or expert network engagements, the CCO shall determine whether additional policies and procedures are advisable in connection with such engagements and may request evidence that such expert has been properly vetted by the expert network (if applicable) and the information on file is current.

The CCO may conduct diligence concerning certain consultants and expert networks based on information requested in his discretion and assessment of the proposed relationship, including whether the consulting relationship involves general industry information or a company or transaction specific consultation. The consultant or the expert network shall provide access to consultant candidates’ biographical information to the Firm and the CCO. An employee or consultant or expert network must provide the CCO with such additional information as the CCO may request, which may include a list of companies who employ, or have employed, the consultant, what steps the expert network (if applicable) has in place to mitigate the risk that one of its experts will communicate or convey material nonpublic information, how the expert network (if applicable) does its due diligence and screening of the experts on its network, and whether the industry consultant or expert network is the subject of past sanctions or current investigations. Different industry consultants have different systems and policies, therefore one practice or form of questions and representations may not work in all instances. However, some industry consultants may allow the Firm to supplement or modify their internal risk mitigation process. In these instances, the CCO may work with the industry consultant to draft questions, representations and policy statements that will be delivered to the expert as part of the industry consultant’s internal risk mitigation process.

Notification to the CCO

If as a result of a consultant communication, an employee becomes aware of any information that he or she believes, or has reason to believe, may be material and nonpublic concerning any issuer whose securities are traded in a public or private market, or any specific company (whose securities are traded in a public or private market) to which the consultant or expert may have owed a duty of trust or confidence the employee should promptly end the call or meeting and immediately consult with the CCO. The employee should not share such information with any other employee of the Firm without the CCO’s prior approval.

            18    Dividend Assets Capital, LLC – Code of Ethics

Section 6: Social Media and Networking Policy

Policy

The use of social networks and social media (collectively “social networks”) such as Facebook, MySpace, Twitter, LinkedIn, YouTube, etc., blogs, or other forms of online publishing or discussion) is widespread for both work and personal purposes. Employees who choose to create or participate in a social network must do so without interfering with the employees’ primary job responsibilities.

While social networks can foster connections between colleagues, employees, and friends, and allow the sharing of information quickly, the information posted to social networking sites is in the public domain and may reflect on the Firm’s business. This is a real possibility especially in an age where people regularly use search engines to find information about business contacts.

Professional social media includes LinkedIn and other business networking sites. Facebook, MySpace, Twitter and similar social media is considered personal social media.

Employees who participate in social networking must adhere to the following guidelines relative to any communications related to the Firm or to any Firm personnel.

Personal vs. Business Use

1.	In general, employees must keep personal social media activity distinct and separate from professional networking activity, and communication with purely social media sites should be conducted from personal email accounts only. The site must be used solely for personal networking and not for soliciting clients, or for conducting Firm business.

2.	LinkedIn is viewed as a professional networking site and therefore allowed to be utilized as such and the employee may post information about the employee’s role with the Firm, otherwise, all employees are strictly prohibited from providing any information about the DAC (including name) to any personal networking site.

3.	Employees are personally responsible for what they post. Postings are public and will be available for a long time even if an employee tries to modify it or remove it later. The Firm disclaims any responsibility or liability for any other errors, omissions, loss or damages claimed or incurred due to any employee posting.

4.	Employees cannot put any marketing content on the on a personal networking site, employees may not provide or receive a recommendation or referral to or from any other person on the site with respect to the investment management services provided by DAC.

5.	Employees are required to identify themselves when relevant and when publishing something about the Firm, the work they do or any subjects associated with the Firm use a disclaimer that the views expressed are exclusively their own. The disclaimer could say something like the following:

“The views I express on this site are my own and do not represent those of the Firm.”

            19    Dividend Assets Capital, LLC – Code of Ethics

6.	Employees must ensure that the choice of words used does not suggest that the employee is representing the Firm’s official position, unless the employee has been authorized to do so. For example, postings should be written in the first person (“I” rather than “we”). Managers and executives of the Firm must take special care when posting due to the nature of their positions; their personal postings may be interpreted as views and opinions of the Firm even with standard disclosure language in place.

7.	Using the internet for personal use is permitted within reason, as long as does not affect work productivity. DAC expects employees to be mindful of this and not to abuse this privilege.

Testimonials

Federal securities laws prohibit advertising (which includes social media) that: refers to any testimonial concerning the adviser or any advice, analysis, report, or other service rendered by such adviser or any statement of a client’s experience or an endorsement by a client. The following guidelines must be followed to avoid testimonials:

1.	Preventing “online friends” to post comments or recommendations to an employee’s social network, which may include the comments/recommendations of current and former Firm employees.

2.	Not writing recommendations or referrals for friends/associates. Employees are not to write any recommendations for others as it could create a potential liability situation. Requests for referrals should be directed to the President of the Firm.

3.	Restricting (where possible) the ability of others to post recommendations and should delete any recommendations received from others (where it is not possible to restrict).

4.	Not providing a link to the Firm website or disclosure of the Firm’s website on the social networking site, (excluding LinkedIn).

Privacy and Violations of Other Firm Policies

1.	Employees are prohibited from using, disclosing or posting Firm or client confidential, proprietary and non-public information, or any documents related to the Firm, its clients and known clients. Also, employees should not comment on the Firm’s confidential and financial information such as future business performance, business plans, or prospects. Disclosing such information may subject the employee or the Firm to liability for Insider Trading or other violations of securities laws.

2.	Employees must not engage in any communication that violates the Firm’s policy prohibiting sexual and other unlawful harassment under the Firm’s conduct rules. The Firm expects its employees to be courteous and respectful towards supervisors, coworkers, clients, and other persons associated with the Firm. Do not engage in any personal attacks on such individuals.

3.	Employees are responsible for maintaining the security of passwords used to access social networking sites. Employees should not use the same password to access an external social media site that is used for internal company purposes, and should not give out passwords.

            20    Dividend Assets Capital, LLC – Code of Ethics

4.	Employees must use caution about reposting information from other sites and should respect all copyright trademark, privacy, fair-use, financial disclosures and other laws. In accessing or using social networks, employees must comply with the legal terms of code of conduct governing such sites.

Use of Firm Name and Representations

Employees are prohibited from divulging the Firm’s name or their position on social networks except for approved professional networking sites (e.g. LinkedIn). Furthermore, if an employee elects to use the Firm’s name on LinkedIn and identifies themselves as a Firm employee they must refrain from any disclosures that may harm the Firm or misrepresent their job title or position, or post other negative comments.

Use of Email

Employees are prohibited from using the email function on any social networking site when communicating information that would be required to be retained under federal securities laws, which include all communications with clients as well as communications about client trades and client portfolios, or soliciting potential clients. In the event that an employee must use email to communicate (for example, during a business continuity event), the employee must send a copy of the email message to their Firm’s email address so the record will be retained as required.

Firm Access

The Firm retains the right to monitor all files and messages stored on and transmitted through Firm computers, so employees have no reasonable expectation of privacy on social network sites accessed through Firm computers, even if a private account is used.

Procedures

The CCO will monitor participation in professional social media and the use of the guidelines listed above. The Firm reserves the right to determine whether particular conduct violates any part of this policy or is otherwise inappropriate. Violation may result in discipline, up to and including an unpaid suspension and/or immediate termination.

            21    Dividend Assets Capital, LLC – Code of Ethics

Section 7: Political Contributions Policy and Reporting

Background

SEC regulations require that Investment Advisers collect reports on personal political contributions.

Policy

The Firm currently has state and local government entities as clients. The following outlines the Firm’s Policy on Political Contributions; which specifically:

•	Prohibits the Firm from being compensated for investment advisory services provided to a state or local government entity for two years if Covered Persons of the Firm make political Contributions to certain officials of that government entity in excess of certain de minimis levels;

•	Requires Covered Persons to obtain pre-approval of Contributions to any state candidate, local candidate or official, as well as any Contributions made to a candidate where the candidate is currently a state or local official at the time of the Contribution;

a.	The following Contributions to any state candidate, local candidate or official will automatically be preapproved:

•	The Covered Person is entitled to vote for such candidate and the Contribution(s) do not exceed $350 per election; or

•	The Covered Person is not entitled to vote for the candidate and the Contribution(s) do not exceed $150 per election.

•	Prohibits Covered Persons from holding a public office if it in any way conflicts with the Firm’s business;

•	Prohibits solicitation or coordination of political Contributions to such officials or certain state or local party committees;

•	Prohibits Covered Persons from establishing, controlling contributing to, or otherwise being involved with a Political Action Committee (PAC) other than a Federal PAC established by the Firm, without receiving preapproval from the CCO;

•	Requires Covered Persons to notify the CCO immediately of any Investment Advisory Services Business with a Government Entity of which they are aware. This includes not just public pension funds but also where one or more of the Firm’s mutual funds (as applicable) are an option in a government-sponsored plan. Moreover, to the extent any Covered Person works with an approved third-party or affiliate to place such Investment Advisory Services Business, the Covered Person must make arrangements for that third-party or affiliate to provide such information on Government Entities;

•	Requires Covered Persons to notify the CCO whenever they are aware that the Firm has ceased to provide Investment Advisory Services to a Government Entity; and

•	Requires the Firm to maintain books and records relating to state and local government entity clients, political Contributions, use of placement agents, and information relating to Covered Persons.

            22    Dividend Assets Capital, LLC – Code of Ethics

Indirect Contributions

Covered Persons are prohibited from performing any act which would result in a violation of this Policy, whether directly or indirectly, or through or by any other person or means. This means that they may not use other persons or entities, including the Firm’s affiliates, placement agents, or third-party PACs, as “conduits” to circumvent this Policy.

Contributions made by others (for example, spouses, family members, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of an Covered Person are considered to be made by that Covered Person for purposes of this Policy. Because of the potential impact on the Firm’s business, this Policy prohibits Covered Persons from circumventing this Policy in such manner or any other manner.

Notwithstanding this Policy, it is never permitted for the Firm and its Covered Persons, consultants or affiliates to make, or direct or solicit any other person to make, any political Contribution (except as noted above) or provide anything else of value for the purpose of influencing or inducing the obtaining or retaining of investment advisory services business.

Procedures for Reporting Political Activity by Covered Persons

All

Initial Reporting for New and Current Covered Persons

1.	New Covered Persons: Because Contributions made within two (2) years prior to becoming a Covered Person may trigger a ban on receiving compensation for Investment Advisory Services Business, the CCO will review each individual’s prior Contributions before allowing him or her to become a Covered Person.

2.	Current Covered Persons: At the adoption of this Code, all Covered Persons will disclose Contributions made in the past two (2) years.

Pre-Approval of Personal Contributions, Coordination and Solicitation of Contributions, and Fundraising

1.	Contributions: All Covered Persons are required to submit a request for approval through Financial Tracking prior to making any Contribution of any value to any state candidate, local candidate and official, as well as any Contributions made to a candidate where the candidate is currently a state or local official at the time of the Contribution.

The CCO will review and evaluate each Contribution request to determine whether the Contribution is permissible based upon the requirements of Rule 206(4)-5 and other Firm policies. Covered Persons will be notified via Financial Tracking of the CCO’s final determination.

2.	Coordinating or Soliciting Contributions, or Political Fundraising: All Covered Persons must obtain approval from the CCO prior to coordinating or soliciting Contributions, or engaging in any other political fundraising. Covered Persons must request approval for such activities. Soliciting or coordinating Contributions, or political fundraising, may even include, for example, merely having one’s name appear in the letterhead or any other portion of a fundraising letter.

            23    Dividend Assets Capital, LLC – Code of Ethics

Contributions by Covered Persons and Volunteering for a Campaign

All Contributions made to any state candidate, local candidate or official, as well as any Contributions made to a candidate where the candidate is currently a state or local official at the time of the Contribution by Covered Persons, including but not limited to in-kind Contributions, must be pre-cleared. Covered Persons must obtain pre-approval to provide their services on a voluntary basis to political campaigns party committees or PACs.

Covered Persons must also keep the following in mind:

1.	To the extent they incur expenses from personal resources (e.g., hosting a reception) or utilize Firm resources (such as facilities, office space, funds, or personnel) in connection with such volunteer services, it could be considered an in-kind Contribution either by the individual or the Firm, requiring pre-approval or subject to a ban as described above.

2.	No Covered Persons may undertake any political activity:

a.	using the Firm’s name;

b.	during working hours;

c.	on the Firm’s premises; and/or

d.	with the use of any Firm equipment, property, funds or personnel without obtaining pre-approval.

Nothing herein shall affect any Covered Person’s ability to work on matters related to the operation of any Federal PAC established by the Firm.

Quarterly Reporting

At the end of each calendar quarter, Covered Persons are required to submit a Quarterly Political Contributions Certification attestation through Financial Tracking. This reporting is intended to capture information regarding any Contribution made by each such Covered Person during that calendar quarter.

Covered Persons must confirm that either:

1.	no Contributions were made; or

2.	disclosing all Contributions made to any state candidate, local candidate or official, as well as any Contributions made to a candidate where the candidate is currently a state or local official at the time of the Contribution, including Contributions for which the Covered Person received pre-clearance.

In order to protect the privacy of Covered Persons, the records shall be treated as confidential and may only be reviewed by person(s) with a “need to know” or for purposes of making necessary disclosures to the SEC, if required.

            24    Dividend Assets Capital, LLC – Code of Ethics

Compliance Procedures

The CCO is responsible for reviewing and monitoring Contributions made by Covered Persons.

Definitions

1.	Contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

a.	The purpose of influencing any election for federal, state or local office;

b.	The payment of debt incurred in connection with any such election; or

c.	Transition or inaugural expenses incurred by the successful candidate for state or local office.

This includes: monetary Contributions; and in-kind Contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association).

Volunteer services provided to a campaign by Covered Persons on their own personal time are not treated as Contributions. However, all volunteer activities on behalf of a candidate or a campaign must be pre-cleared by the CCO. See “Contributions by Covered Persons and Volunteering for a Campaign.”

2.	Covered Person means any of the following:

a.	All Covered Persons of the Firm;

b.	Solicitors for the Firm; and

c.	Any Political Action Committee (PAC) controlled by any person identified above, and any federal PAC established by the Firm.

3.	Solicit a Government Entity for Investment Advisory Services Business means a direct or indirect communication with a state or local Government Entity (as defined below) for the purpose of obtaining or retaining Investment Advisory Services Business (as defined below). The following are examples of when such solicitation could result:

a.	Leading, participating in or merely being present at a sales/solicitation meeting with a state or local Government Entity, such as a government pension plan or general fund;

b.	Otherwise holding oneself out as part of the investment advisory services sales/solicitation effort with a state or local Government Entity;

            25    Dividend Assets Capital, LLC – Code of Ethics

c.	Signing a submission to a “Request for Proposal” in connection with Investment Advisory Services business with a state or local Government entity;

d.	Receiving a finder’s fee for helping the Firm to obtain or retain Investment Advisory Services business with a state or local Government Entity; and

e.	Making introductions between state or local government officials and one or more of the Firm’s Covered Persons.

The list above is not exhaustive, but merely illustrates the types of activities that could result in designation as a Covered Person on the basis of “solicitation.”

4.	Government Entity means any state or local government; any agency, authority or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant-directed government plan (such as 529, 403(b), or 457 plans).

5.	Investment Advisory Services Business - The types of business subject to SEC Rule 206(4)-5 include:

a.	Providing investment advisory services directly to a state or local government entity, such as a separate managed account, cash management accounts, or certain discretionary brokerage accounts;

b.	Being an adviser (e.g., general or managing partner) or sub-adviser to the following types of investment pools/funds:

a)	Investment pools/funds that are registered with the SEC (such as mutual funds) that are offered by a Government Entity in a government-sponsored plan (such as a 529, 403(b), or 457 plan) as an option for participants/retirees to invest in. Unless the registered investment pool/fund is offered as an option in such government plan, a Government Entity merely investing in the registered pool is NOT covered.

b)	Investment pools/funds that are not registered with the SEC, such as hedge funds, private equity funds, venture capital funds, and collective investment trusts in which Government Entities invest.

6.	Coordinating Contributions means bundling, pooling, delivering or otherwise facilitating the Contributions made by other persons.

7.	Soliciting Contributions means to communicate, directly or indirectly, for the purpose of obtaining or arranging a Contribution.

            26    Dividend Assets Capital, LLC – Code of Ethics

Section 8: Code of Ethics Acknowledgements

All Covered Persons will receive a copy of this Code and will be required to acknowledge receipt through Financial Tracking. Acknowledgements must be submitted:

1.	Initially, when the Code is placed in service;

2.	Initially, within ten days of employment by the Firm;

3.	Any time there have been amendments to the Code; and

4.	Annually, within 45 days of calendar year end.

Compliance

The CCO, or his delegate, is responsible for providing the Code and all amendments to the Code to Covered Persons and employees will then be required to login to Financial Tracking and acknowledge receipt and adherence to the Code.

            27    Dividend Assets Capital, LLC – Code of Ethics

Section 9: Form ADV Disclosure of Code

DAC will describe the key provisions of its Code of Ethics in Form ADV Part 2 (or equivalent brochure). The disclosure will state that the Firm will provide a copy of its Code of Ethics to any client or prospective client upon request. The CCO will approve the initial ADV disclosure relating to the Code and any amendments.

The CCO or designated person will make a record of all requests and the date and to whom the Code was delivered.

It is important for employees to read through and become familiarized with the content disclosed in the Firm’s ADVs Part 1A and 2A, which is filed electronically and publicly available.

            28    Dividend Assets Capital, LLC – Code of Ethics

Section 10: Whistleblower and Anti-Retaliation

Reports of Violations

DAC has adopted this Code which requires its personnel to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. It is the responsibility of all personnel to comply with this Code and to report violations or suspected violations in accordance with the “Whistleblower Policy.”

If you know of or suspect a violation of applicable laws or regulations, the Code, or any of DAC’s related policies, you must immediately report that information to the CCO.

Investigations of Suspected Violations

All reported violations will be promptly investigated by the CCO. The CCO will document the investigation and any remedial actions taken. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

Anti-Retaliation

No director, officer or employee or other personnel who in good faith reports a violation shall suffer harassment, retaliation or adverse employment consequences. An employee who retaliates against a person who has reported a violation in good faith is subject to discipline up to and including termination of employment.

            29    Dividend Assets Capital, LLC – Code of Ethics

Exhibit A: Expert Network / Consultant Attestation

Are you currently an employee, officer or director of any publicly traded company or any subsidiary of any publicly traded company?

☐ Yes (Disqualified)                         ☐ No

I,                                                                  , hereby acknowledge and agree that:

•	Not currently, or in the past one year been, an employee of a company with listed securities and which is the subject of the DAC’s request;

•	Not currently, or in the past one year been, an officer, director or employee that has held a strategic or financial role in a company with listed securities and which is the subject of DAC’s request; or

•	At any time been a doctor or other medical researcher who is currently participating, or has participated, in a clinical drug or medical device trial, the results of which are non-public and which relates to a company with listed securities and which is the subject of DAC’s request.

I further acknowledge that Dividend Assets Capital, LLC (“DAC”) is a registered investment adviser that may invest in the public equity markets and is committed to maintaining the highest ethical standards and complying with all securities laws (including all laws regarding material nonpublic information). DAC is not seeking material, nonpublic or confidential information.

I am permitted to participate in this consultation with DAC, and:

•	Will not provide DAC with any material, nonpublic information about any company whose securities are traded in a public or private market;

•	Will not disclose any information which will result in you or another person breaching any duty of confidentiality or trust, including any current or former employers;

•	Will not convey any information to DAC that would violate any duty of trust or confidence owed by the consultant to any party or source; and

•	Will not convey any information to DAC that would violate any applicable data protection and other privacy laws or regulations.

Firm (if applicable):
Name:
Date:

In the event the consultant does not affirm this attestation, the meeting will not occur, absent approval of the Chief Compliance Officer.

            30    Dividend Assets Capital, LLC – Code of Ethics

Exhibit B: Definitions

Access Person includes any Supervised Person who:

1.	Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

2.	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, Officers, and partners are presumed to be Access Persons. (However, certain directors of the Firm may not be considered Access Persons if they do not otherwise fall under the definition of Access Person.)

Advisory Person means:

1.	Any Supervised Person of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any client of the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

2.	Any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any client of the Adviser with regard to the purchase or sale of a security.

Beneficial Ownership has the same meaning as that term is defined in Rule 16a–1(a)(2) under the Securities Exchange Act of 1934, as amended (the Exchange Act), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

Client or Client Account means any Fund advised by the Adviser, any private investment funds advised by the Adviser, and any outside private account for which the Adviser serves as investment adviser and in which the Adviser (and persons associated with the Adviser) has no ownership interest, direct or indirect (other than as a shareholder of the mutual fund or as a member, partner or shareholder of any private investment funds advised by the Adviser).

Control is the power to exercise a controlling influence over the management or policies of a Firm, unless such power is solely the result of an official position with such Firm. Ownership of 25% or more of a Firm’s outstanding voting security is presumed to give the holder control over the Firm. (Investment Company Act Section 2(a)(9)).

            31    Dividend Assets Capital, LLC – Code of Ethics

Covered Account is generally any account in the name of the Firm or an Access Person or in which the Firm or Access Person:

1.	Has any direct or indirect beneficial ownership interest; and

2.	Exercises control or influence; and/or

3.	An account carried in the name of, or for the direct beneficial interest of, a person related to the Access Person (related person).

A Covered Account excludes any such account over which the Access Person exercises no control or influence (i.e., an account over which a third party or entity exercises exclusive discretionary authority).

Reportable Security includes any instrument that is considered a Security under the Advisers Act with the exception of the following:

1.	Direct obligations of the U.S. government (e.g., treasury securities);

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short–term debt obligations, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares of open–end mutual funds that are not advised or sub–advised by the Firm or its affiliates; and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Firm or its affiliates; and shares of any security purchased or sold within a 529 Plan.

Fund means an investment company registered under the Investment Company Act.

Initial Public Offering means any offering of securities registered under the Securities Act of 1933, the issue of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Advisers Act means the Investment Advisers Act of 1940, as amended.

Investment Company Act means the Investment Company Act of 1940, as amended.

Private Placement means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933. Private placements may include offerings of hedge funds and other private equity funds.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Related Person is deemed to include a Supervised Person’s:

1.	Spouse;

2.	Minor children; and

3.	A relative who shares his or her home.

            32    Dividend Assets Capital, LLC – Code of Ethics

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Supervised Persons are defined in Section 202(a)(25) of the Advisers Act as:

1.	Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);

2.	Employees; and

3.	Other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.

            33    Dividend Assets Capital, LLC – Code of Ethics